Exhibit 10.16

LIMITED WAIVER AND FORBEARANCE AGREEMENT

This Limited Waiver and Forbearance Agreement is entered into this 14th day of May, 2004 to be effective for all purposes as of May 14, 2004 by and between BIODELIVERY SCIENCES INTERNATIONAL, INC., a Delaware corporation (the “Borrower”) and GOLD BANK, a Florida banking corporation, its successors and assigns (“Bank”) in connection with that certain Loan Agreement dated as of April 22, 2003 between Borrower and Bank (the “Loan Agreement”) and the documents related thereto (collectively, the “Loan Documents”).

WHEREAS, Borrower has requested that Bank waive the requirement that the Borrower comply with the covenant set forth in Section 6.2 of the Loan Agreement to maintain a certain stated “Minimum Cash Balances to Total Liabilities Ratio” (as defined in the Loan Agreement); and

WHEREAS, the Bank is willing to waive such requirement only on the terms and conditions and for the limited period set forth herein.

NOW, THEREFORE, in consideration of the premises (which shall be a material part hereof and not mere recitations), the mutual covenants and agreements contained herein, and other good and valuable consideration in hand paid by the parties hereto, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. For the period from the effective date hereof through June 30, 2004, Bank agrees that so long as the Borrower is in compliance with all other provisions of the Loan Documents (including without limitation the obligation to make payments of principal and interest thereunder), Bank shall waive compliance by the Borrower with the Minimum Cash Balances to Total Liabilities Ratio set forth in Section 6.2 of the Loan Agreement and shall forbear from taking any action pursuant to the Loan Documents related solely to any noncompliance by Borrower with such Minimum Cash Balances to Total Liabilities Ratio. In consideration of such waiver and forbearance, Borrower has paid to the Bank a non-refundable Waiver Fee in the amount of $10,000 at the time of execution and delivery of this Agreement. The parties acknowledge and agree that (i) the Waiver Fee is not a charge for the use of money but rather a purchase of the right to secure the continued extension of credit represented by the Loan Documents on the part of Borrower despite any noncompliance with the Minimum Cash Balances to Total Liabilities Ratio, and (ii) payment of the Waiver Fee was and is a material inducement to Lender to enter into this Agreement.

2. To the extent Borrower desires to extend the period of waiver and forbearance set forth in this Agreement for up to three (3) additional calendar months (that is, through July 31, 2004; August 30, 2004 and September 30, 2004), so long as (i) the Borrower is in compliance with all other provisions of the Loan Documents (including without limitation the obligation to make payments of principal and interest thereunder), Bank shall waive compliance by the Borrower with the Minimum Cash Balances to Total Liabilities Ratio set forth in Section 6.2 of the Loan Agreement and shall forbear from taking any action pursuant to the Loan Documents related solely to any noncompliance by Borrower with such Minimum Cash Balances to Total Liabilities Ratio and (ii) prior to the expiration of any then-effective waiver period, Borrower delivers to Bank a writing stating that Borrower is exercising its option to extend the Waiver Period, accompanied by an additional Waiver Fee in the amount of $5,000 and an officer’s certificate stating that no other defaults exist pursuant to the Loan Agreement, then Bank shall extend the waiver period hereunder through the close of the next-following calendar month. This Agreement shall terminate automatically, without the requirement of any action by any party, if the foregoing deliveries and Waiver Fee is not delivered on or before July 1, 2004. For purposes of clarification, (A) for such waiver period to extend from July 1 through July 30, 2004, the foregoing notice and certificate, and Waiver Fee must be paid on or before July 1 for the waiver period to continue; and if such deliveries and payment is not made on or before July 1, 2004 this Agreement (and the waiver and forbearance described herein) shall automatically terminate without any requirement of action by any party and upon such termination shall be of no further force and effect; (B) if the waiver period is extended through July 30, 2004 pursuant to the provisions of this Agreement, for such waiver period to extend further from August 2 (being the first business day in August) through August 31, 2004, the foregoing notice and certificate, and Waiver Fee must be paid on or before August 2 for the waiver period to continue; and if such deliveries and payment is not made on or before August 2, 2004 this Agreement (and the waiver and forbearance described herein) shall automatically terminate without any requirement of action by any party and upon such termination shall be of no further force and effect; and (C) if the waiver period is extended through August 31, 2004 pursuant to the provisions of this Agreement, for such waiver period to extend further from September 1 through September 30, 2004, the foregoing notice and certificate, and Waiver Fee must be paid on or before September 1 for the waiver period to continue; and if such deliveries and payment is not made on or before September 1, 2004 this Agreement (and the waiver and forbearance described herein) shall automatically terminate without any requirement of action by any party and upon such termination shall be of no further force and effect.

3. In no event shall any waiver or forbearance hereunder extend beyond June 30, 2004 or, upon extension pursuant to the provisions of Paragraph 2 above, beyond the applicable extension period which in no event may be September 30, 2004. This Agreement shall be terminable by the Bank immediately upon any default by the Borrower of any provision of the Loan Documents other than Section 6.2 of the Loan Agreement.

4. Nothing in this Agreement shall be deemed to be a modification of any provision of the Loan Documents, or any agreement to waive any provision or requirement of the Loan Documents except as specifically set forth above.

5. This Agreement contains the final, complete and exclusive expression of the understanding of Borrower and Bank with respect to the transactions contemplated by the Loan Documents and supersede any prior or contemporaneous agreement or representation oral or written, by or between the parties related to the subject matter hereof. This Agreement shall be governed by Florida law. In the event of any dispute arising pursuant to the provisions of this Agreement, venue and jurisdiction shall be exclusively in the courts of Hillsborough County, Florida. Pursuant to the provisions of Section 8.8 of the Loan Agreement, the Borrower shall pay the Bank all legal fees associated with the preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the effective date set forth in the preamble above.

BANK:		BORROWER:

GOLD BANK, a Florida		BIODELIVERY SCIENCES
Banking corporation		INTERNATIONAL, INC.
a Delaware corporation

By:	/s/ name illegible	By:	/s/ James A. McNulty
Print Name:		Print Name:	James A. McNulty
As its:		As its:	CFO